Exhibit 99.1

             Rayovac Announces First Quarter Fiscal 2004 Results

    MADISON, Wis., Jan. 22 /PRNewswire-FirstCall/ -- Rayovac Corp. (NYSE: ROV) announced today Fiscal 2004 first quarter diluted earnings per share of 67 cents and pro forma diluted earnings per share of 65 cents, exceeding First Call estimates. This compares to diluted earnings per share of a loss of two cents and pro forma diluted earnings per share of 33 cents for the comparable prior year period. The pro forma diluted EPS excludes the impact of certain items described in further detail in this release and in the attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data."

    "Our excellent financial performance in the first quarter of fiscal 2004 is testimony to the strength and reputation of our growing family of brands, which now includes Remington, and the enthusiastic support of retailers and consumers around the world," said Dave Jones, Rayovac chairman and CEO. "We are extremely pleased with our positive gains in North America and the rest of our new global enterprise. As we move forward with the integration plans for Remington, we believe we have the strategic focus and a solid foundation in place for continued growth and success in North America and throughout the world."

    First Quarter Results

    Results for the first quarter of Fiscal 2004 include those of the Remington Products LLC, which was acquired on September 30, 2003. All comparisons to Fiscal 2003 exclude Remington in the prior year. The attached Table 4 "Pro Forma Net Sales Comparison" compares sales performance of the Company assuming Remington was acquired on September 30, 2002. Also, the net sales information for Remington excludes sales from its retail service centers. The service center results are presented as discontinued operations in the current quarter's statement of condensed consolidated operations.

    For the first quarter, sales were $454.0 million, compared to $260.2 million for the same period last year. The sales increase was mainly attributable to the Remington acquisition and sales growth in all three geographic regions. Favorable foreign exchange contributed $22.0 million to the sales growth. Operating income increased to $49.7 million, compared to $10.6 million for the same period last year. Fiscal 2004 results benefited from the Remington acquisition and increased profitability in Europe. The current quarter's results include a $1.1 million restructuring charge related to change of control agreements with certain Remington employees. Fiscal 2003 results included $15.4 million of restructuring and related charges associated with the VARTA integration and other global restructuring initiatives.

    Pro forma operating income was $50.8 million, an increase of $24.8 million from the $26.0 million reported last year. The increase was attributed to the Remington acquisition as well as improved profitability in Europe.

    Interest expense for the quarter increased to $17.4 million from $10.1 million last year, the result of higher debt levels attributable to the Remington acquisition. Last year's first quarter results included a non-operating expense of $3.1 million, reflecting the write-off of unamortized debt issuance costs related to the refinancing of the Company's credit facility as part of the VARTA acquisition.

    Diluted earnings per share was 67 cents compared to a loss of two cents last year. Pro forma diluted earnings per share was 65 cents compared to pro forma diluted earnings per share of 33 cents last year. See attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data," for a complete reconciliation of operating income and net income, on a GAAP basis, to pro forma operating income and net income for the first quarter and the comparable period last year.

    North America sales were $230.9 million, up from the $107.1 million reported last year. This increase was due to the Remington acquisition, which increased sales by $109.5 million and strong sales of alkaline, up 26 percent, and rechargeables, up 19 percent. North America segment profitability improved to $33.9 million, up from the $19.7 million reported last year. The $14.2 million increase was due to both the Remington acquisition and the favorable impact of last year's restructuring and cost improvement initiatives.

    Europe sales were $186.9 million, up from $118.7 million last year. The Remington acquisition increased sales by $51.5 million. Favorable foreign currency exchange rates contributed to the majority of the remaining revenue growth for the quarter. Segment profitability increased $16.7 million to $32.7 million, largely due to the benefits of the Remington acquisition, favorable foreign currency exchange rates and the realization of cost synergies from the VARTA acquisition.

    In Latin America, sales increased to $36.2 million from $34.4 million in the same period last year. Sales growth occurred in Mexico and the Southern Cone regions despite unfavorable currency exchange rates. This growth was partially offset by continued market softness in the Caribbean and Andean regions. Segment profitability was down $1.2 million in the quarter due to a shift in customer mix and increased operating expenses.

    Corporate expenses increased to $18.2 million, up from $13.3 million for the same period last year, due primarily to the Remington acquisition and increased incentive compensation accruals.

    The current quarter results also include $1.4 million of after-tax income from the Remington's service center operations, which is being classified as a discontinued operation. The Company has initiated actions to close or dispose of the remaining retail service centers by the end of the fiscal second quarter, completing an initiative begun by Remington several years ago.

    During the quarter the Company retired the remaining $56.0 million of outstanding Remington subordinated notes and paid down $72.0 million of senior credit facility debt. Total debt as of December 28, 2003 was $829.3 million, down $114.1 million from the end of September as a result of the debt payments partially offset by a $14.0 million unfavorable foreign currency impact.

    Restructuring Initiatives

    Rayovac last week announced plans to integrate all Remington operations. The plan, which entails the closing of several Remington facilities and the integration of all functional departments, will be implemented between February and December of this year. Remington's worldwide operations will be absorbed into Rayovac's existing North American and European business units, utilizing the Company's existing global organization and infrastructure. The result is a reduction of approximately 500 positions in the combined organizations, 300 in the U.S. service centers, 130 in administration and 70 in manufacturing.

    The Rayovac and Remington research and product development functions will be merged into a single organization based at Rayovac's corporate research facility in Madison, WI. In addition, Rayovac will create a new global product innovation group within the research and product development functions, charged with incubating and developing product innovations across all of the Company's product categories. This group will utilize dedicated market research resources as well as the latest computerized product design technologies to continue the flow of new products to market.

    Beginning this spring, all Remington distribution facilities in North America will be integrated into Rayovac's distribution facilities and infrastructure. Packaging and distribution activities at Remington's third-party-operated facility in Atlanta, GA will be transitioned to Rayovac's facilities in Dixon, IL and LaVergne, TN. In Canada, the Remington distribution center will be closed and all activity transferred to the Rayovac facility in Mississauga, Ontario, Canada.

    Most Remington manufacturing activities conducted at the Bridgeport facility will be transferred to Rayovac's manufacturing plant in Portage, WI. Manufacturing operations in Bridgeport, CT will be phased out beginning this fall, with the plant closing by calendar year-end.

    Rayovac currently expects annualized savings from the Remington integration initiatives to total approximately $30-35 million when fully implemented by the end of fiscal 2005 and to require one-time cash costs, primarily in fiscal 2004, of a comparable amount. Included in these amounts are $8 million to $10 million of projected Rayovac restructuring and related charges that will impact reported earnings during fiscal 2004. The Company recognized $1.1 million of non-recurring expense during the first quarter related to change of control agreements with certain Remington employees.

    Non-GAAP Measurements

    To assist investors in the reconciliation of GAAP financial reporting to pro forma results, which present operating results on a basis excluding restructuring items, the Company has placed a financial model on its website detailing all the items that historically reconcile the GAAP vs. pro forma income statements. The model can be found at www.rayovac.com under About Rayovac/Investor Resources. A reconciliation is also attached as Table 3 to this press release.

    Management, as well as certain investors, use these results of operations (excluding restructuring items) to help measure the Company's current and future financial performance and to identify trends in its financial condition and results of operations. We believe these measurements provide supplemental and useful information to assist management and investors in analyzing the Company's financial position and results of operations, but do not replace the presentation of the Company's GAAP financial results and should be read in conjunction with those GAAP results. The Company has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to identify the results of on-going core operations.

    Rayovac Corporation is a global consumer products company with a diverse portfolio of world-class brands, including Rayovac, VARTA and Remington. The Company holds many leading market positions including: the world's leader in hearing aid batteries; the top selling rechargeable battery brand in North America and Europe; and the number one selling brand of men's and women's foil electric razors in North America. Rayovac markets its products in more than 100 countries and trades on the New York Stock Exchange under the ROV symbol.

    Certain matters discussed in this news release, with the exception of historical matters, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products offered by Rayovac or Remington, (3) changes in the general economic conditions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (4) our ability to successfully implement manufacturing, distribution and other cost efficiencies and (5) various other factors, including those discussed herein and those set forth in Rayovac's most recently filed Annual Report on Form 10-K.

     Table 1 - Condensed Consolidated Operations

     Table 2 - Supplemental Financial Data

     Table 3 - Reconciliation of GAAP to Pro Forma Financial Data

     Table 4 - Pro Forma Net Sales Comparison

                                   Table 1

                             RAYOVAC CORPORATION
                      Condensed Consolidated Operations
      For the three months ended December 28, 2003 and December 29, 2002
                                 (Unaudited)
                   (In millions, except per share amounts)

                                                THREE MONTHS
                                     F2004           F2003       INC(DEC) %

    Net sales                        $454.0          $260.2           74%
    Cost of goods sold                261.0           156.9
    Restructuring and related
     charges                             --             9.7
      Gross profit                    193.0            93.6          106%

    Selling                           101.4            51.6
    General and administrative         36.5            21.8
    Research and product development    4.3             3.9
    Restructuring and related charges   1.1             5.7

    Total operating expenses          143.3            83.0

      Operating income                 49.7            10.6          381%

    Interest expense                   17.4            10.1
    Non-operating expense                --             3.1 (a)
    Other income, net                  (1.3)           (1.7)

      Income (loss) from continuing
       operations before income taxes  33.6            (0.9)
    Income tax expense (benefit)       12.8            (0.3)

      Income (loss) from
       continuing operations           20.8            (0.6)

    Income from discontinued
     operations, net of tax             1.4 (b)          --

      Net income (loss)               $22.2           $(0.6)

    Average shares outstanding         32.2            31.8

    Income (loss) from
     continuing operations            $0.65          $(0.02)
    Discontinued operations            0.04              --
    Basic earnings per share          $0.69          $(0.02)

    Average shares and common
     stock equivalents outstanding     33.3            31.8

    Income (loss) from
     continuing operations            $0.63          $(0.02)
    Discontinued operations            0.04              --
    Diluted earnings per share        $0.67          $(0.02)

     (a) - The three-month period ending December 29, 2002 reflects the write-off of unamortized debt issuance costs of $3.1 million attributable to the refinancing of the Company's credit facility as part of the VARTA acquisition.

     (b) - The three-month period ending December 28, 2003 reflects the after-tax net income of the Remington retail service centers, which the Company is treating as a discontinued operation at the end of the period. Income from discontinued operations for the quarter was $1.4 million, net of tax of $0.5 million.

                                   Table 2

                             RAYOVAC CORPORATION
                         Supplemental Financial Data
      For the three months ended December 28, 2003 and December 29, 2002
                                 (Unaudited)
                   (In millions, except per share amounts)

    Supplemental Financial Data              F2004            F2003
    Cash                                     $25.6            $22.9

    Trade receivables, net                  $336.2           $202.6
      Days Sales Outstanding (a)                66               70

    Inventory, net                          $178.9           $143.0
      Inventory Turnover (b)                   5.8              4.4

    Total Debt                              $829.3           $483.0

    Supplemental Segment                           THREE MONTHS
     Sales & Profitability                   F2004            F2003
    Net Sales
      Europe                                $186.9           $118.7
      North America                          230.9            107.1
      Latin America                           36.2             34.4
        Total net sales                     $454.0           $260.2

    Segment Profit
      Europe                                 $32.7            $16.0
      North America                           33.9             19.7
      Latin America                            2.4              3.6
        Total segment profit                  69.0             39.3

    Corporate                                 18.2             13.3
    Restructuring and related charges          1.1             15.4
    Interest expense                          17.4             10.1
    Non-operating expense                       --              3.1
    Other income, net                         (1.3)            (1.7)

        Income (loss) from continuing
         operations before income taxes      $33.6            $(0.9)

     (a) - Reflects trade receivables, net, divided by average daily sales during the quarter.

     (b) - Reflects cost of sales (excluding restructuring and related charges) divided by net inventories multiplied by four.

                                   Table 3

                             RAYOVAC CORPORATION
              Reconciliation of GAAP to Pro Forma Financial Data
      For the three months ended December 28, 2003 and December 29, 2002
                                 (Unaudited)
                   (In millions, except per share amounts)

                                       THREE MONTHS
                            F2004                           F2003
                                     Excluding                      Excluding
                   As        Non-       Non-      As         Non-      Non-
                reported  recurring  recurring reported   recurring recurring

    Net sales    $454.0      $--      $454.0    $260.2       $--    $260.2
    Gross profit  193.0       --       193.0      93.6       9.7 (a) 103.3
      Gross
       profit
       % of
       sales      42.5%                42.5%     36.0%               39.7%

    Operating
     expenses     143.3      1.1 (b)   142.2      83.0       5.7 (a)  77.3
    Operating
     income        49.7      1.1        50.8      10.6      15.4      26.0
      Operating
       income
       % of
       sales      10.9%                11.2%      4.1%               10.0%

    Income (loss)
     from
     continuing
     operations
     before
     income taxes  33.6      1.1        34.7      (0.9)     18.5 (c)  17.6
    Income (loss)
     from
     continuing
     operations    20.8      0.7        21.5      (0.6)     11.4      10.8

    Income from
     discontinued
     operations,
     net of tax     1.4     (1.4) (d)     --        --        --        --

    Net income
     (loss)        22.2     (0.7)       21.5      (0.6)     11.4      10.8

    Basic
     earnings
     per share    $0.69   $(0.02)      $0.67    $(0.02)    $0.36     $0.34

    Diluted
     earnings
     per share    $0.67   $(0.02)      $0.65    $(0.02)      n/a     $0.33 (e)

     (a) For Fiscal 2003, includes the impact of initiatives related to the integration of the VARTA consumer battery business and other global restructuring initiatives, including the closure of the Company's Mexico City, Mexico plant and consolidation of the Madison, Wisconsin packaging facility and Middleton, Wisconsin distribution center into a combined facility in Dixon, Illinois. Details may be found in our report filed on Form 10-Q for the period ending December 29, 2002.

     (b) For Fiscal 2004, operating expenses include $1.1 million of non-recurring charges related to change in control agreements with Remington employees.

     (c) For Fiscal 2003, includes the items discussed in footnote (a) and the write-off of unamortized debt issuance costs of approximately
     $3.1 million attributable to the refinancing of the Company's credit facility as part of the VARTA acquisition.

     (d) For Fiscal 2004, reflects the after-tax net income of the Remington retail service center business which the Company is treating as a discontinued operation at the end of the period.

     (e) For Fiscal 2003 diluted EPS excluding nonrecurring items, the effect of restricted stock and unexercised stock options outstanding for the quarter ending December 29, 2002 was included as the effect was dilutive. Total diluted shares outstanding, with this inclusion, was 32.5 million shares.

                                   Table 4

                             RAYOVAC CORPORATION
                        Pro Forma Net Sales Comparison
      For the three months ended December 28, 2003 and December 29, 2002
                                 (Unaudited)
                   (In millions, except per share amounts)

                                            THREE MONTHS
                                       F2004            F2003
    Europe                            $135.4           $118.7
    North America                      121.4            107.1
    Latin America                       36.2             34.4
      Subtotal, Rayovac historical     293.0            260.2
    Remington*                         161.0            146.0
      Total net sales                 $454.0           $406.2

     *Note: Excludes Remington global service centers in all periods presented.

SOURCE  Rayovac Corp.
    -0-                             01/22/2004
    /CONTACT:  John Daggett of Rayovac Corp., +1-608-275-4912/
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    (ROV)

CO:  Rayovac Corp.
ST:  Wisconsin
IN:  HOU REA CPR
SU:  ERN